UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 10, 2012

MIDWEST ENERGY EMISSIONS CORP.
(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

500 West Wilson Bridge Road, Suite 140 Worthington, Ohio	43085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (614) 505-6115

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Reference is made to our Current Report on Form 8-K filed with the Commission on June 27, 2011 in which we reported the acquisition of Midwest Energy Emissions Corp., a North Dakota corporation (“Midwest”) that closed on June 21, 2011 (the “Midwest Acquisition 8-K”).  We subsequently filed Amendment No. 1 on August 10, 2011 and Amendment No. 2 on October 5, 2011 to the Midwest Acquisition 8-K which amendments were filed in order to, among other things, address comments from the staff of the Commission.

Such comments which are unresolved to date primarily concern whether we were a “shell company” prior to the acquisition of Midwest.  At the time of the acquisition, we believed that we did not meet the definition of a shell pursuant to Rule 12b-2 under the Exchange Act and in response to written comments from the staff of the Commission we have provided our reasons for such conclusion.  Nevertheless, as of the date hereof, such comments are still unresolved and we are continuing our efforts to satisfy the staff that our conclusion was correct.

In the event we are deemed to have been a “shell company” immediately prior to the acquisition of Midwest, none of our non-registered securities will be eligible to be sold pursuant to Rule 144 until at least twelve months have elapsed from the date “Form 10 information” has been filed with the Commission reflecting the status as a non-“shell company” and provided that at the time of a proposed sale pursuant to Rule 144 we have satisfied certain reporting requirements under the Exchange Act.   As a result, we may have to further amend the Midwest Acquisition 8-K in order to include additional information which was not originally provided in order for it to be deemed to contain all required “Form 10 information”.  If we are unable to resolve the “shell company” issue with the Commission’s staff, we intend to amend the Midwest Acquisition 8-K to include the required information as promptly as practicable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIDWEST ENERGY EMISSIONS CORP.
(Registrant)

Dated: January 10, 2012	By:	/s/ John F. Norris, Jr.
Name: John F. Norris, Jr.
Title: Chief Executive Officer

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